EXHIBIT 2



                           MINUTES OF A MEETING OF THE
             BOARD OF DIRECTORS OF HUBEI PHARMACEUTICAL GROUP, LTD.
                       HELD ON THE 2ND DAY OF APRIL, 2003

The following resolutions were passed by the Board of Directors of Hubei Pharmaceutical Group, Ltd. (the "Corporation") having been consented to and adopted in writing by all the Directors of the Company as at April 2, 2003.

WHEREAS, the undersigned are Directors of Hubei Pharmaceutical Group, Ltd., a Nevada company, and they desire to take the action hereinafter set forth without a duly called meeting of the Directors.

NOW THEREFORE the undersigned hereby adopts the following resolution, which shall have the same force and effect as if adopted at a duly called meeting of the Directors:

RESOLVED THAT:

The Board of Directors accepts the resignations of Mr. Mark Glusing as President and director and Mr. Cecil Morris as Corporate Secretary and director of the Corporation;

The Board of Directors appoints Mr. Reid H. Y. Li and Mr. Eric Fletcher as directors of the Corporation. Both parties have agreed by written consent to act as a director of the Corporation;

The Board of Directors appoints Mr. Reid H. Y. Li to the position of President and Mr. Eric Fletcher to the position of Corporate Secretary of the Corporation.


EFFECTIVE this 2nd day of April, 2003.




-----------------------------------          ---------------------------------
Reid H. Y. Li, President                     Eric Fletcher, Director





Accepted for filing in the Corporation's
records this _____ day of _____, 2003.       ---------------------------------
                                             Reid H. Y. Li, President


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